Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 4th Quarter 2008 Financial Results on January 26, 2009
Monday, January 26, 2009 1:00 PM
- PR Newswire

Chattanoga, Tenn., January 26, 2009 /PRNewswire-FirstCall via COMTEX/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc saw its 2008 net income increase to $2.51 million or $0.40 a share an increase of 188.3% over 2007’s earnings per share of $0.13.  For the fourth quarter Cornerstone’s earnings loss decreased to $436 thousand or $(0.07) a share compared to the fourth quarter 2007 loss of $2.9 million or $(0.45) per share.  The fourth quarter 2008 loss and the lower than historic year-to-date earnings were a direct result of deteriorating asset quality caused by the current recession and the Bank’s reduced net interest margin caused by historically low interest rates. Earning assets increased 6.6% up to $444 million lead by the Bank’s security portfolio which increased 36.8% while the loan portfolio finished with an average fourth quarter 2008 balance of $392 million, an increase of 3.6% over the same period in 2007.  The net interest margin decreased from 4.64% during the last three months of 2007 to 4.35% for the last quarter of 2008.  During the fourth quarter of 2008 the Bank expensed $2.5 million to the loan provision to satisfy all the identified FAS 114 asset impairments and expects further impairments as the economy continues to deteriorate.

Currently, Cornerstone has 6.3 million shares outstanding and expects earnings per share to remain constant for 2009.  During last quarter of 2008 Cornerstone purchased a lot in the Knoxville, TN market in the center of Farragut on Kingston Pike.  The property will serve as Cornerstone’s first full-service branch in the Knoxville, TN market and should be open during the first or second quarter of 2010.

The Bank’s asset quality deteriorated during the last quarter in 2008 as non-performing loans as a percentage of average total loans increased to 1.09%, while past-due loans as a percentage of total loans increased to 2.1%.  Cornerstone had net charge-offs of $403 thousand during the fourth quarter and $7.6 million year-to-date, while providing $3.5 million to the loan loss allowance year-to-date.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with five full-service branches and one loan production office in Dalton, GA and one loan production office in Knoxville, TN and $470 million in assets specializing in business financial services.

 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements.  The Company relies on this safe harbor in making such disclosures.  The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections.  These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Media Contact:	Frank Hughes, President & Treasurer of Cornerstone Bancshares, Inc. Phone number: 423-385-3009

CORNERSTONE BANCSHARES, INC.
Selected Financial Information ( Unaudited)
as of December 31, 2008
(in thousands)

	Three Months			Year-to-Date
	Ending December 31%			Ending December 31%
EARNINGS SUMMARY	2008	2007	Change	2008	2007	Change
Interest income	$7,401	$8,877	-16.6%	$30,680	$34,784	-11.8%
Interest expense	2,978	4,026	-26.0%	12,698	14,414	-11.9%
Net interest income	4,423	4,851	-8.8%	17,982	20,370	-11.7%
Provision for loan loss	2,571	7,209	-64.3%	3,498	10,409	-66.4%
Net interest income after provision	1,852	(2,357)	178.5%	14,484	9,961	45.4%
Noninterest income	496	461	7.6%	1,892	1,695	11.6%
Noninterest expense	3,104	2,811	10.4%	12,568	10,926	15.0%
Pretax income	(756)	(4,707)	83.9%	3,808	730	421.6%
Income taxes	(320)	(1,803)	82.3%	1,297	(141)	NA
Net income	$(436)	$(2,904)	85.0%	$2,512	$871	188.3%

Earnings per common share	$(0.07)	$(0.45)	84.7%	$0.40	$0.13	196.4%
Weighted average common shares outstanding	6,312,544	6,445,663		6,322,150	6,498,794

	Three Months			Year-to-Date
AVERAGE BALANCE	Ending December 31%			Ending December 31%
SHEET SUMMARY	2008	2007	Change	2008	2007	Change
Loans, net of unearned income	$391,885	$378,173	3.6%	$385,957	$353,278	9.3%
Investment securities & Other	51,664	37,779	36.8%	47,965	38,433	24.8%
Earning assets	443,550	415,952	6.6%	433,922	391,711	10.8%
Total assets	462,576	434,992	6.3%	452,605	413,043	9.6%
Noninterest bearing deposits	43,592	43,761	-0.4%	42,915	41,503	3.4%
Interest bearing transaction deposits	69,298	94,720	-26.8%	81,706	92,135	-11.3%
Certificates of deposit	210,187	189,264	11.1%	190,221	168,670	12.8%
Total deposits	323,077	327,745	-1.4%	314,842	302,308	4.1%
Other interest bearing liabilities	102,379	64,146	59.6%	100,109	67,759	47.7%
Shareholder's equity	37,519	41,259	-9.1%	37,435	40,737	-8.1%

	Three Months		Year-to-Date
	Ending December 31		Ending December 31
SELECTED RATIOS	2008	2007	2008	2007

Average equity to average assets	8.11%	9.48%	8.27%	9.86%
Average net loans to average total assets	84.72%	86.94%	85.27%	85.53%
Return on average assets	-0.37%	-2.65%	0.55%	0.21%
Return on average total equity	-4.61%	-28.16%	6.71%	2.14%
Actual Equity on December 31,	$36,501,509	$36,327,350
Actual # shares outstanding on December 31	6,319,718	6,369,718
Book value per common share	$5.78	$5.70